CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated October 28, 2011 relating to the financial statements of AllianceBernstein Intermediate Duration Bond Portfolio, a series of The AllianceBernstein Pooling Portfolios, for the fiscal year ended August 31, 2011 which is incorporated by reference in this Post-Effective Amendment No. 16 to the Registration Statement (Form N-1A No. 333-120487) of The AllianceBernstein Pooling Portfolios.

                                                              /ERNST & YOUNG LLP

New York, New York
December 27, 2011




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